Exhibit 10.1

M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, MA 01851

September 6, 2012

John Croteau

26 Buehler Road

Bedford, MA 01730

Re: Offer of Employment with M/A-COM Technology Solutions Inc.

Dear John:

On behalf of M/A-COM Technology Solutions Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company as its President, reporting to me. This is an exempt position and you will be working out of our 100 Chelmsford St., Lowell, Massachusetts Corporate Headquarters. Subject to the terms and conditions set forth in this letter, the effective date of your employment will be October 1, 2012.

The terms of this offer of employment are as follows:

1.        At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you endeavor to give the Company at least two weeks’ notice.

2.        Compensation. The Company will pay you a starting bi-weekly salary at a rate equivalent to $500,000 on an annualized basis payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. You will also be eligible to participate in a Company bonus plan, with a target bonus of 57.5% of your annualized salary and a maximum bonus potential of up to 115% of your annualized salary, based on Company and/or individual performance targets determined by the Board of Directors and communicated to you in advance from time to time.

3.        Equity Awards. Subject to your execution of this offer letter and your commencement of employment at the Company, M/A-COM Technology Solutions Holdings, Inc. (“Parent”) will grant you pursuant to the Parent’s 2012 Omnibus Incentive Plan (the “Plan”):

(a) Restricted stock units (“RSUs”) valued at $800,000 based on the average closing price of Parent’s common stock for the 15 days immediately prior to your start date with the Company (“First Grant”). Three-eighths (3/8) of the RSUs subject to the First Grant will vest and settle on each of February 15, 2013 and February 15, 2014 and an additional two-eighths (2/8) of the RSUs subject to the First Grant will vest and settle on February 15, 2015, subject to your continued employment with the Company at each such date.

(b) RSUs valued at $1,225,000 based on the average closing price of the Parent’s common stock for the 15 days immediately prior to your start date with the Company (“Second Grant”). RSUs subject to the Second Grant valued at $232,750 based on the same valuation methodology described above will vest and settle on May 15, 2013, RSUs subject to the Second Grant valued at an additional $397,300 based on the valuation methodology described above will vest and settle on each of May 15, 2014 and May 15, 2015 and RSUs subject to the Second Grant valued at an additional $197,650 based on the same valuation methodology described above will vest and settle on May 15, 2016, subject to your continued employment with the Company at each such date.

Each RSU grant shall be subject to the terms and conditions of the Plan and the related RSU agreement. No right to any stock is earned or accrued under any such RSU until such time as vesting occurs, nor does the grant confer any right to continued vesting or employment.

4.        Severance.

(a) Our at-will relationship notwithstanding, if the Company terminates your employment with the Company for any reason other than for “Cause” (as defined below) or you resign for Good Reason (as defined below) (an “Involuntary Termination”), and you sign and deliver to the Company within 52 days after such termination of employment and do not revoke within any applicable 7-day revocation period (or other revocation period set forth by the Company ending prior to the 60th day after termination of employment) (such time period being the “Release Deadline Period”) a general release of claims in the Company’s favor in a form and substance acceptable to the Company (the “Release”), then you shall be entitled to receive as severance pay continuation of your monthly salary, as in effect and payable in accordance with the Company’s standard payroll policies as in effect on the date of such termination (and in no event less frequently than monthly), including compliance with applicable withholding, for a period of twelve (12) months (such period is hereinafter referred to as the “Severance Period”). Payment of this severance pay shall begin on the first regularly scheduled pay day occurring after your Release becomes effective (i.e., after your Release has been signed and any applicable revocation period has elapsed without your revoking the Release) (the “Payment Commencement Date”), but in any event no later than March 15 of the calendar year following the calendar year in which your Involuntarily Termination occurs; provided, however, that the first such payment shall include any installments of severance pay that you would have received prior to such pay day had your Release been effective on the date of your Involuntary Termination. However, if the Release Deadline Period spans two calendar years, then the Payment Commencement Date will in any event be in the second calendar year. In addition, as of immediately prior to the effectiveness of such Involuntary Termination, your First Grant will immediately vest and settle in full. You shall also be given twelve (12) months’ accelerated vesting credit against any other outstanding equity grants (meaning that vesting of any other outstanding equity grants shall be equivalent to the number of such shares that would have vested under the normal vesting schedule of such grants had you remained employed with the Company through the date that is twelve (12) months following the effective date of such Involuntary Termination) and such equity grants shall be exercisable for 1 year following such Involuntary Termination. In addition to the payment and vesting described above, if you are subject to an Involuntary Termination within six (6) months following a Change in Control (as defined below), then effective as of immediately prior to the effectiveness of such Involuntary Termination, your Second Grant and any equity grant made to you by the Company in May 2013 will immediately vest (and settle, if applicable) in full and such equity grants shall be exercisable for 1 year following such Involuntary Termination.

(b) Subject to the same conditions applicable to the receipt of any severance payments otherwise payable during any Severance Period as set forth in Section 4(a), the Company will pay you the amount, if any, that would have been paid to you under the Company’s then active bonus plan had you remained employed by the Company for the full bonus plan performance period, based on the actual performance of you and/or the Company, as applicable, against the performance metrics set forth in such bonus plan, provided, however, that any such amount otherwise earned shall be prorated based on the ratio of the number of days you were actually employed by the Company during the bonus plan performance period to the total number of days comprising the bonus plan performance period as a whole. Such prorated bonus, if any, will be paid at its regularly scheduled time.

(c) Subject to the same conditions applicable to the receipt of any severance payments otherwise payable during any Severance Period as set forth in Section 4(a), to the extent that you or any of your dependents may be covered under the terms of any medical and dental plans of the Company immediately prior to the termination of your employment, the Company will provide you with reimbursement for premiums paid for the continuation of such benefits for you and those dependents for the same or equivalent coverages through the end of the Severance Period. The Company is under no obligation to provide reimbursement for special coverages for you that would not be covered by the plans applicable to employees generally. The reimbursement payable to you pursuant to this paragraph shall be reduced by the amount equal to the contributions required from time to time from other employees for equivalent coverages under the Company’s medical or dental plans. If and to the extent that you or any of your dependents is or becomes eligible to participate in a medical, dental or other health insurance plan of another employer during the Severance Period, then the reimbursement benefit provided by this paragraph shall be eliminated or commensurately diminished. Notwithstanding the foregoing, the Company may unilaterally amend this Section 4(b) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company, including, without limitation, under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that your benefits under this Section 4(c) are reduced or eliminated pursuant to the foregoing sentence, on the Payment Commencement Date, the Company shall pay you a lump-sum amount (minus any applicable tax withholding) equal to: (1) in the event of a reduction, the amount of such reduction or (2) in the event of the elimination of such benefit, the product of (A) 12 and (B) the monthly amount the Company was paying on behalf of you and your eligible dependents with respect to the Company’s health insurance plans in which you and your eligible dependents were participants as of the day of your Involuntary Termination.

(d) If your employment terminates for any reason other than an Involuntary Termination the Company may elect, in its sole discretion, to pay you the cash severance pay (but not any equity award vesting acceleration) and benefit reimbursements in the amounts and on the terms set forth in this Section 4 for any period up to twelve (12) months. If the Company makes such an election, the duration elected by the Company shall be deemed to be the “Severance Period” for all purposes under this Agreement.

(e) You hereby agree that the severance benefits provided for in this Section 4 are the only severance benefits to which you may be entitled in the event of the termination of your employment with the Company, and that such benefits will be reduced dollar for dollar by any severance-related amount the Company is required to pay you by law, corporate policy or other source that would otherwise duplicate any portion of the severance benefits provided herein.

As used herein, “Cause” shall mean (i) an act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony, or commission of an act of moral turpitude; (iii) your gross misconduct; or (iv) your (a) material failure to discharge your employment duties or (b) a material breach of this offer letter or the ECIA (as defined below), in each case of clauses (a) and (b) after you have received a written demand for performance from the Parent’s Board of Directors (or notice of non-performance, where applicable) specifying the breach of employment duties, and your failure to cure such breach (where such breach is curable) within thirty (30) days of the date of such notice from the Parent’s Board of Directors.

As used herein, “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent: (i) the assignment to you of any duties, or the reduction of your duties, either of which results in a material diminution of your authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of you from such position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the President of the Company remains the President of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the President of the acquiring corporation) will not constitute “Good Reason;” (ii) a material change in the geographic location at which you must perform services (in other words, the relocation of you to a facility that is more than fifty (50) miles from your current work location); and (iii) the failure of the Company to obtain assumption of this agreement by any successor. You agree you will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

As used herein, a “Change in Control” shall be deemed to occur if any of the following occur with respect to Parent following the date we each execute this Agreement:

(1)        Any person or entity first acquires securities of Parent representing more than 50% of the combined voting power of Parent’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”), provided, however, that the following shall not constitute a Change in Control pursuant to this paragraph (g)(1):

(A)        any acquisition or beneficial ownership by Parent or a subsidiary or Affiliate (as defined below),

(B)        any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by Parent or one or more of its subsidiaries or Affiliates,

(C)        any acquisition or beneficial ownership by any person or entity with respect to which, immediately following such acquisition, more than 50% of the combined voting power of Parent’s then outstanding Voting Securities is then beneficially owned, directly or indirectly, by persons who beneficially owned more than 50% of the Voting Securities immediately prior to such acquisition, or

(D)        any sale of stock by Parent for capital raising purposes.

(2)        A majority of the members of the Board of Directors of Parent shall not be Continuing Directors. “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of Parent, (B) individuals elected as directors of Parent subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of Parent or who shall have been recommended for election by the Board of Directors of Parent, or (C) any individual elected or appointed by the Board of Directors of Parent or stockholders to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly created directorships;

(3)        Consummation of a reorganization, merger or consolidation of Parent or a statutory exchange of outstanding Voting Securities, unless, immediately following such transaction, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of Parent or the corporation that is the issuer of the securities held by the shareholders of Parent after such transaction is beneficially owned, directly or indirectly, by persons who beneficially owned more than 50% of the Voting Securities of Parent immediately prior to such transaction; or

(4)        Consummation of (x) a complete liquidation or dissolution of Parent or (y) the sale or other disposition of all or substantially all of the assets of Parent (in one or a series of related transactions), other than to a subsidiary, Affiliate or another entity with respect to which, immediately following such sale or other disposition, more than 50% of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by persons who were the beneficial owners of more than 50% of the Voting Securities of Parent immediately prior to such sale or other disposition.

As used herein, “Affiliate” means any person or entity that controls, is controlled by or is under common control with the Company or Parent, by reason of equity security ownership, contract or otherwise, as of the date of this letter agreement, or any entity controlled by any such person or entity, by reason of equity security ownership, contract or otherwise, whether such control exists as of the date of this letter agreement or is established at any point in the future

5.        Post-Termination Restrictions.

(a)        Non-Competition. You acknowledge that, as an employee of the Company, you will have access to valuable, proprietary trade secret and other confidential information of the Company in connection with this letter agreement. You acknowledge that such valuable proprietary and confidential information is developed and acquired by the Company on an ongoing basis and you will receive the benefit of access to new and unique information on a continuing basis, and that such information is worthy of protection. To further ensure the confidentiality of the Company’s trade secrets and other proprietary information, during the time you are employed by the Company and also during any Severance Period, you agree that you shall not directly or indirectly (whether for compensation or otherwise), alone or as a partner, associate, agent, principal, trustee, consultant, co-venturer, creditor, owner (excepting not more than 2% passive stockholdings for investment purposes in securities), representative, or in any other capacity, engage in, take any action constituting or in furtherance of, participate with or become interested in or associated with any person, firm, partnership, corporation or other entity which is or intends to be in competition with the Company in those portions of the Company’s business in which you were involved during your tenure of employment with the Company. You further understand and agree to be bound by the provisions of this Section 5 because you are employed in a position of trust and responsibility and have access and will have access to current as well as future confidential and proprietary information, and this covenant is necessary to prevent the inevitable disclosure of confidential and proprietary information should you accept employment in violation of such provisions.

(b)        Non-Solicitation. During the time you are employed by the Company and also during any Severance Period, you agree that you shall not directly or indirectly (whether for compensation or otherwise), alone or together with others, influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or Affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or Affiliate of the Company.

(c)        Consideration; Tolling, Scope and Reasonableness. You agree that in addition to the other good and valuable consideration you are receiving for the covenants contained in this Section 5 as recited above, any severance amount payable to you by the Company in respect of any Severance Period hereunder constitutes further consideration for these covenants. You agree that the periods of time during which you are prohibited by Sections 5(a) and (b) hereof from engaging in such business practices shall be extended by any length of time during which you are in breach of any of such covenants. The covenants contained in this Section 5 shall apply in any country or jurisdiction where the Company and its Affiliates had offices or shipped product during the term of your employment with the Company. You and the Company agree that the time, scope and geographic limitations and other particulars of the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company and your role in the Company.

(d)        Remedies. If you commit a breach, or threaten to commit a breach, of any of the provisions of this Section 5, the Company shall have the following rights and remedies, in addition to any and all others rights and remedies of law or in equity, each of which shall be independent of the other and severally enforceable: (i) the right to have the provisions of this letter agreement specifically enforced by any court having equity jurisdiction, including the right to a restraining order, an injunction or other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to it; and (ii) the right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received, directly or indirectly, by you as a result of any transactions constituting a breach of any of the provisions of this letter agreement, and you hereby agree to account for and pay over any such Benefits to the Company.

6.        Benefits. During the term of your employment, you will be eligible, provided that you meet the eligibility requirements of the relevant plans and policies, for the Company’s standard employee benefits applicable to employees at your level, including health, dental, vision, life, short and long-term disability insurance. The Company reserves the right to change the benefits it offers or the terms of such benefits from time to time. The Company will provide you with 25 paid vacation days per year.

7.        Business Expenses. During the term of your employment with the Company, you shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties hereunder. The Company will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

8.        Immigration Laws. This offer of employment is contingent on your providing proper documentation of your identity and authorization to work in the United States under applicable immigration laws, as required by Form I-9 of the US Department of Homeland Security.

9.        Employee Confidentiality and Invention Assignment Agreement. As a condition of this offer of employment, you will be required to promptly complete, sign and return the Company’s standard form of employee confidentiality and invention assignment agreement (the “ECIA”).

10.        No Conflicts. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. We also ask that, before signing this letter, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

11.        Clawback. Any bonuses, incentive or equity based compensation awards granted to you hereunder will be subject to any executive compensation recovery policy adopted by the Company pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Nasdaq listing rules to the extent such requirements become applicable to the Company.

12.        General. This offer letter and the ECIA, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements made to or with you by the Company, any of its predecessors or Affiliates, or any of their respective employees or agents, whether written or oral. As a Company employee, you will also be expected to abide by Company rules and regulations, whether set forth in a Company-approved employee handbook or otherwise, that may be modified from time to time. In the event of a conflict between the terms and provisions of this offer letter and the ECIA, the terms and provisions of the ECIA will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be set forth in a writing signed by you and an authorized officer of the Company to be effective. The law of the Commonwealth of Massachusetts will govern this letter agreement. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that we are both waiving any and all rights to a jury trial in connection with such dispute or claim. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.        Severability. The invalidity or unenforceability of any provision or provisions of this letter agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

14.        Section 409A. The parties intend that this letter agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Sections 2 and 4 hereof, be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this letter agreement, the parties intend that this letter agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this letter agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall Employer or its agents, parents, subsidiaries, Affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on you pursuant to Code Section 409A or for any damages incurred by you as a result of this letter agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter agreement to the contrary:

(a)        To the extent Code Section 409A is applicable to this letter agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this letter agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service;

(b)        If at the time your employment hereunder terminates, you are a “specified employee,” as defined in Treas. Reg. Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, then to the extent necessary to avoid subjecting you to an additional tax or interest under Code Section 409A, any and all amounts payable under this letter agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which your employment terminates or, if earlier, upon your death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treas. Reg. Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion), (ii) benefits which qualify as excepted welfare benefits pursuant to Treas. Reg. Section 1.409A-1(a)(5), and (iii) other amounts or benefits that are not subject to the requirements of Code Section 409A; and

(c)        Each payment made under this letter agreement shall be treated as a separate payment and the right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

Lastly, this offer of employment is contingent on the satisfactory completion of a background check. It is also contingent in part on your submitting to a pre-employment drug-screening test for the presence of drugs. Human Resources will provide the necessary documents once you have returned your signed offer letter.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed ECIA.

Sincerely,

M/A-COM Technology Solutions Inc.

By:	/s/ Charles Bland
Charles Bland
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ John Croteau
John Croteau